Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 1, 2024, among AAR ESCROW ISSUER, LLC, a Delaware limited liability company (the “Escrow Issuer”), to be merged with and into AAR CORP., a Delaware Corporation (the “Company”), the parties that are signatories hereto as Guarantors (each a “Guaranteeing Subsidiary”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as Trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Escrow Issuer has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented, waived or otherwise modified from time to time, the “Indenture”), dated as of March 1, 2024 providing for the issuance of 6.750% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides, among other things, that, substantially concurrently with the consummation of the Triumph Group Product Support Business Acquisition, the Escrow Issuer will merge with and into the Company, with the Company continuing as the surviving entity, becoming the ultimate issuer of the Notes and assuming all of the rights and obligations of the Escrow Issuer under the Notes and this Indenture;

WHEREAS, the Indenture provides that, substantially concurrently with the consummation of the Triumph Group Product Support Business Acquisition, the Company, each of the Guaranteeing Subsidiaries and the Trustee shall enter into this Supplemental Indenture, pursuant to which (A) the Company will become a party to this Indenture and expressly assume all of the rights and obligations of the Escrow Issuer under the Indenture and the Notes, as the successor obligor under the Notes and the Indenture, (B) the Company will be substituted for, and may exercise every right and power of, the Escrow Issuer, and shall be the “Issuer” under the Indenture and the Notes and (C) each of the Guaranteeing Subsidiaries shall become a “Guarantor” under the Indenture and the Notes, and shall guarantee, jointly and severally, the Issuer’s obligations under the Indenture and the Notes on the terms and conditions set forth herein (the “Guarantee”);

WHEREAS, the consummation of the Triumph Group Product Support Business Acquisition will occur substantially concurrently with the execution of this Supplemental Indenture and, upon the consummation of the Triumph Group Product Support Business Acquisition, the Escrow Conditions will have been satisfied; and

WHEREAS, pursuant to Sections 901 and 903 of the Indenture, each of the Company, each Guaranteeing Subsidiary and the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.            CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            AGREEMENT TO ASSUME OBLIGATIONS. The Company acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) unconditionally assume all of the Escrow Issuer’s obligations under the Notes and the Indenture, as the successor obligor under the Indenture and the Notes, on the terms and subject to the conditions set forth in the Indenture; (ii) be substituted for and be the “Issuer” under the Indenture and the Notes, (iii) be bound by all applicable provisions of the Indenture as if made by, and with respect to, the Company; and (iv) perform all obligations and duties required of the Issuer pursuant to the Indenture. From and after the date hereof, all references in the Indenture to the “Issuer” shall refer to the Company instead of the Escrow Issuer.

3.            AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees, on a joint and several basis, to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article Twelve thereof.

3.            NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Company or any Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees, to the extent permitted by applicable law.

4.            GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

5.            COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of the Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of the Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6.            EFFECT OF HEADINGS. The Section headings herein are for convenience or reference only and are not intended to be considered a part hereof and shall not affect the construction hereof.

7.            THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

AAR ESCROW ISSUER, LLC

By:	/s/ Sean Gillen
Name: Sean Gillen
Title: Manager and Treasurer

AAR CORP.

By:	/s/ Sean Gillen
Name: Sean Gillen
Title: Senior Vice President and Chief Financial Officer

AAR AIRCRAFT SERVICES, INC.

By:	/s/ Sean Gillen
Name: Sean Gillen
Title: Vice President

AAR GOVERNMENT SERVICES, INC.

By:	/s/ Sean Gillen
Name: Sean Gillen
Title: Vice President

AAR INTERNATIONAL, INC.

By:	/s/ Sean Gillen
Name: Sean Gillen
Title: Vice President

AAR SUPPLY CHAIN, INC.

By:	/s/ Sean Gillen
Name: Sean Gillen
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karleen R. Bratland
Name: Karleen R. Bratland
Title: Assistant Vice President

[Signature Page to Supplemental Indenture]